Exhibit 5.1

[letterhead of Kane Kessler, P.C.]

October 12, 2018

XSport Global, Inc.
1800 Camden Road, #107-196
Charlotte, NC 28203

Re: Registration Statement on Form S-1 of XSport Global, Inc.

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of 5,400,000 shares (the “Shares”) of common stock par value $0.001 per share (the “Common Stock”) of XSport Global, Inc., a Wyoming corporation (the “Company”).

We have acted as special counsel for the Company in connection with the registration of the resale of the Shares. We have examined signed copies of an Equity Purchase Agreement between the Company and Triton Funds L.P. (the “Purchaser”) dated August 28, 2018 (the “Agreement”), a Registration Rights Agreement between the Company and the Purchaser, also dated August 28, 2018, and the Registration Statement to be filed with the Commission. We have also examined and relied upon the resolutions of the Board of Directors of the Company as provided to us by the Company, the Amended and Restated Articles of Incorporation, the By-laws, and resolutions adopted by the Board of Directors of the Company, each as restated and/or amended to date, and such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth.

Based upon and subject to the foregoing and assuming that there are no changes in the facts as we understand them, we are of the opinion that the Shares to be registered as covered by the Registration Statement, when sold in accordance with the terms and conditions set forth in the Agreement and the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photocopies and the authenticity of the originals of such documents, and the accuracy and completeness of the corporate records made available to us by the Company. As to any facts material to the opinions expressed below, with your permission we have relied solely upon, without independent verification or investigation of the accuracy or completeness thereof, any certificates and oral or written statements and other information of or from public officials, officers or other representatives of the Company and others.

XSport Global, Inc.
October 12, 2018

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

We are qualified to practice law in the State of New York and do not purport to be experts on any law other than the laws of the State of New York and the Federal law of the United States. We express no opinion regarding the Securities Act, or any other federal or state securities laws or regulations. The opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. This opinion letter is limited to the specific legal matters expressly set forth herein and is limited to present statutes, regulations and administrative and judicial interpretations. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or regulations.

Very truly yours,

/s/ KANE KESSLER, P.C.
KANE KESSLER, P.C.